PRAXIS MUTUAL FUNDS

SECOND AMENDMENT TO THE TRANSFER AGENT SERVICING

AGREEMENT

THIS SECOND AMENDMENT dated as of October 7, 2016 to the Transfer Agent Servicing Agreement dated as of November 1, 2012, as amended January 1, 2016 (the “Agreement”), is entered into by and between PRAXIS MUTUAL FUNDS, a Delaware business trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to extend the length of the Agreement; and

WHEREAS, Section 14 of the Agreement allows for its modification by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1)	Section 14 of the Agreement shall be replaced in its entirety with the following language:

14. Term of Agreement; Amendment

This Agreement is effective as of January 1, 2016 and will continue in effect through December 31, 2018. This agreement may be terminated by either party upon giving 90 days prior written notice or such shorter period as is mutually agreed up by the parties. Subsequent to December 31, 2018, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

2)	Section 15 of the Agreement shall be replaced in its entirety with the following language:

15. Early Termination

In the absence of any material breach of this Agreement or the sale or closing of all of the Funds, should the Trust elect to terminate this Agreement prior to

December 31, 2018, the Trust agrees to pay the following fees:

a)	All fees associated with converting services to successor service provider;

b)	All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

c)	All miscellaneous costs associated with a) and b) above.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PRAXIS MUTUAL FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Marlo J. Kauffman	By:	/s/ Ian Martin

Name:	Marlo J. Kauffman	Name:	Ian Martin
Title:	Vice President	Title:	Executive Vice President